Exhibit 10.13.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of the 9th day of February, 2016, by and between Matthew Flandermeyer (the “Executive”), and Golden Entertainment, Inc., a Minnesota corporation, including its subsidiaries and Affiliates (collectively, the “Company”).

RECITALS

WHEREAS, the Executive and the Company previously entered into that certain Employment Agreement made and entered into as of the 1st day of October, 2015 (the “Agreement”), pursuant to which Executive currently is employed at will by the Company; and

WHEREAS, the Company and the Executive wish to enter into this Amendment to modify certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and the Executive set forth below, the Company and the Executive agree as follows:

AGREEMENT

Amendment1.     . Section 7(c)(ii) of the Agreement is hereby deleted in its entirety and such Section is hereby replaced with the following new Section 7(c)(ii):

“(ii) Severance Payment. The Executive shall be entitled to receive severance benefits equal to (A) his annual Base Salary (at the rate in effect immediately preceding his termination of employment) multiplied by two (2), payable over the two (2) years following the Executive’s date of termination in accordance with the Company’s regular payroll practice; provided, that any payments that would otherwise be payable during the first sixty (60) days following the Executive’s date of termination shall be withheld and become payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment; plus (B) an amount equal to sixty-five percent (65%) of the Executive’s annual Base Salary (at the rate in effect immediately preceding his termination of employment) multiplied by two (2), payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment.

2.     Status of Agreement. Except to the limited extent expressly amended hereby, the Agreement and its terms and conditions remain in full force and effect and unchanged by this Amendment. Capitalized terms used herein but not defined herein shall have the meanings ascribed such terms in the Agreement.

3.     Counterparts and Facsimile Signatures. This Amendment may be executed simultaneously in one or more counterparts hereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures are permitted and shall be binding for purposes of this Amendment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the due authorization of its Board, the Company has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first written above.

GOLDEN ENTERTAINMENT, INC.:	EXECUTIVE:
By: /s/ Blake L. Sartini	By:/s/ Matthew W. Flandermeyer
Name: Blake L. Sartini	Matthew Flandermeyer
Its: President and Chief Executive Officer

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